EXHIBIT 99.1

PRESS RELEASE DATED APRIL 26, 2023

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
FIRST QUARTER 2023 RESULTS

NOTABLE ITEMS FOR THE QUARTER INCLUDE:

•DILUTED EARNINGS PER SHARE WERE $0.26 FOR THE CURRENT QUARTER AS COMPARED TO $0.31 FOR THE TRAILING QUARTER, AND $0.30 FOR THE FIRST QUARTER OF 2022.
•NET INTEREST MARGIN DECREASED BY 26 BASIS POINTS TO 2.63% COMPARED TO 2.89% FOR THE TRAILING QUARTER, AND BY 24 BASIS POINTS COMPARED TO 2.87% FOR THE FIRST QUARTER OF 2022.
•TOTAL DEPOSITS (EXCLUDING BROKERED) MODESTLY DECREASED FOR THE CURRENT QUARTER BY $64.7 MILLION, OR 1.7%:
◦COST OF DEPOSITS WAS 79 BASIS POINTS FOR THE CURRENT QUARTER AS COMPARED TO 52 BASIS POINTS FOR THE TRAILING QUARTER.
◦UNINSURED DEPOSITS (EXCLUDING BROKERED AND COLLATERALIZED GOVERNMENTAL) ARE ESTIMATED AT APPROXIMATELY $836.0 MILLION, OR 22%, OF TOTAL DEPOSITS.
◦DIVERSIFIED DEPOSIT BASE (EXCLUDING BROKERED DEPOSITS) AT MARCH 31, 2023:
▪RETAIL DEPOSITS APPROXIMATES 55%
▪BUSINESS DEPOSITS APPROXIMATES 29%
▪GOVERNMENTAL DEPOSITS APPROXIMATES 16%
▪AVERAGE DEPOSIT BALANCE OF $38,000
•ADDITIONAL COLLATERALIZED BORROWING CAPACITY ESTIMATED AT APPROXIMATELY $1.4 BILLION.
•LOANS BALANCES REMAINED SUBSTANTIALLY UNCHANGED FOR THE CURRENT QUARTER AT $4.2 BILLION, WITH MODEST GROWTH IN ALL CATEGORIES, EXCEPT FOR MULTIFAMILY.
•CREDIT QUALITY REMAINS STRONG WITH NON-PERFORMING LOANS TO TOTAL LOANS AT 0.22% AS COMPARED TO 0.24% AT DECEMBER 31, 2022.
•THE COMPANY REPURCHASED 1.1 MILLION SHARES FOR A COST OF $16.0 MILLION DURING THE FIRST QUARTER OF 2023, AND SUSPENDED REPURCHASES ON MARCH 16, 2023.
•CASH DIVIDEND DECLARED OF $0.13 PER SHARE OF COMMON STOCK, PAYABLE MAY 24, 2023, TO STOCKHOLDERS OF RECORD AS OF MAY 10, 2023.
WOODBRIDGE, N.J., APRIL 26, 2023 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK) (the “Company”), the holding company for Northfield Bank, reported net income of $11.7 million, or $0.26, per diluted share for the three months ended March 31, 2023, as compared to $14.1 million, or $0.31 per diluted share for the three months ended December 31, 2022, and $14.1 million, or $0.30 per diluted share, for the three months ended March 31, 2022. The decrease in net income for the current quarter as compared to the trailing and comparable prior year quarters resulted primarily from a decrease in net interest income driven by higher funding costs, partially offset by higher yields on interest-earning assets.

Commenting on the quarter, Steven M. Klein, the Company’s Chairman, President and Chief Executive Officer stated, “The first quarter of 2023 brought continued macroeconomic challenges from rapidly rising interest rates, inversion of the yield curve, and upward pressure on deposit pricing. In addition, the first quarter included the addition of systemic concerns regarding the soundness of the banking system. Throughout the quarter we continued to focus on managing our net interest margin, while meeting the lending and deposit needs of our customers.” Mr. Klein continued, “We delivered solid financial performance during the quarter increasing loans outstanding in each category, except for multifamily, and managing our deposit balances and related interest costs. While significant risks remain, including recession uncertainty, inflation and interest rate movements, we will continue to prudently manage our strong capital and liquidity and focus on serving our communities.”

Mr. Klein further noted, “I am pleased to announce that the Board of Directors has declared a cash dividend of $0.13 per common share, payable May 24, 2023, to stockholders of record on May 10, 2023.”
Results of Operations
Comparison of Operating Results for the Three Months Ended March 31, 2023 and 2022

Net income was $11.7 million and $14.1 million for the three months ended March 31, 2023 and March 31, 2022, respectively. Significant variances from the comparable prior year period are as follows: a $2.0 million decrease in net interest income, a $461,000 increase in the provision for credit losses on loans, a $1.6 million increase in non-interest income, a $2.4 million increase in non-interest expense, and an $814,000 decrease in income tax expense.

Net interest income for the three months ended March 31, 2023, decreased $2.0 million, or 5.4%, to $34.9 million, from $36.9 million for the three months ended March 31, 2022, primarily due to a 24 basis point decrease in net interest margin to 2.63% from 2.87% for the three months ended March 31, 2022, partially offset by a $174.8 million, or 3.4%, increase in the average balance of interest-earning assets. The increase in the average balance of interest-earning assets was due to increases in the average balance of loans outstanding of $396.7 million, the average balance of other securities of $20.0 million, and the average balance of Federal Home Loan Bank of New York (“FHLBNY”) stock of $15.9 million, partially offset by decreases in the average balance of mortgage-backed securities of $191.7 million, and the average balance of interest-earning deposits in financial institutions of $66.1 million.

The decrease in net interest margin was primarily due to the cost of interest-bearing liabilities increasing faster than the repricing of interest-earning assets. The cost of interest-bearing liabilities increased by 117 basis points to 1.53% for the three months ended March 31, 2023, from 0.36% for the three months ended March 31, 2022, driven by both higher cost of deposits and borrowed funds, reflective of the rising interest rate environment. The increase in the cost of borrowings was also due in part to the issuance of $60.9 million of subordinated notes (net of issuance costs) in June 2022. The increase in the cost of interest-bearing liabilities was partially offset by an increase in yields on interest-earning assets which increased 63 basis points to 3.76% for the three months ended March 31, 2023, from 3.13% for the three months ended March 31, 2022. The Company accreted interest income related to PCD loans of $341,000 for the three months ended March 31, 2023, as compared to $391,000 for the three months ended March 31, 2022. Fees recognized from PPP loans totaled $5,000 for the three months ended March 31, 2023, as compared to $701,000 for the three months ended March 31, 2022. Net interest income for the three months ended March 31, 2023, included loan prepayment income of $961,000 as compared to $1.1 million for the three months ended March 31, 2022.

The provision for credit losses on loans increased by $461,000 to $864,000 for the three months ended March 31, 2023, compared to $403,000 for the three months ended March 31, 2022. The increase in the provision for credit losses for the current quarter, as compared to the comparable prior year quarter, was primarily the result of a weakening macroeconomic outlook and higher net charge-offs. At March 31, 2023, management qualitatively adjusted the economic forecast to account for uncertainty inherent in third party economic forecast scenarios utilized. Net charge-offs were $2.0 million for the three months ended March 31, 2023, as compared to net charge-offs of $102,000 for the three months ended March 31, 2022, the increase being due to charge-offs on small business unsecured commercial and industrial loans. Management continues to monitor the small business unsecured commercial and industrial loan portfolio which totaled $39.6 million at March 31, 2023.

Non-interest income increased by $1.6 million, or 94.5%, to $3.3 million for the three months ended March 31, 2023, from $1.7 million for the three months ended March 31, 2022, due primarily to a $1.3 million increase in mark to market gains on trading securities, net, and a $488,000 increase in other income, primarily an increase in swap fee income. For the three months ended March 31, 2023, gains on trading securities were $512,000, as compared to losses of $802,000 for the three months ended March 31, 2022. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the “Plan”). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have a minimal effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan. Partially offsetting the increases was a decrease of $263,000 in net realized gains on available-for-sale debt securities.

Non-interest expense increased $2.4 million, or 12.9%, to $21.1 million for the three months ended March 31, 2023, compared to $18.7 million for the three months ended March 31, 2022. The increase was primarily due to a $1.5 million increase in employee compensation and benefits, attributable to a $1.3 million increase in the mark to market of the Company's deferred compensation plan expense, which as discussed above has no effect on net income, and to a lesser extent, an increase in medical benefit costs and an increase in equity award expense related to awards issued in the first quarter of 2023. Additionally, data processing expense increased by $530,000, due to continued investments in technology, increased transaction costs related to an increase in the number of customer accounts and related volume of transactions, and higher pricing effective January 2023; Advertising expense increased by $414,000 due to the timing of certain programs and new promotions on deposit products; and FDIC insurance expense increased by $247,000 due to higher assessments and growth in the balance sheet. Partially offsetting the increases was a decrease of $168,000 in credit loss expense for off-balance sheet credit exposures, and a $189,000 decrease in other operating expense. The decrease in credit loss expense for off-balance sheet credit exposures was due to a provision of $111,000 recorded during the three months ended March 31, 2023, compared to a provision of $279,000 for the prior year period, attributed to a decrease in the pipeline of loans committed and awaiting closing.

The Company recorded income tax expense of $4.5 million for the three months ended March 31, 2023, compared to $5.3 million for the three months ended March 31, 2022, with the decrease due to lower taxable income. The effective tax rate for the three months ended March 31, 2023, was 27.9% compared to 27.4% for the three months ended March 31, 2022.

Comparison of Operating Results for the Three Months Ended March 31, 2023 and December 31, 2022

Net income was $11.7 million and $14.1 million for the quarters ended March 31, 2023, and December 31, 2022, respectively. Significant variances from the prior quarter are as follows: a $4.4 million decrease in net interest income, a $363,000 decrease in the provision for credit losses on loans, a $113,000 increase in non-interest income, a $528,000 decrease in non-interest expense and a $1.0 million decrease in income tax expense.

Net interest income for the quarter ended March 31, 2023, decreased by $4.4 million, or 11.3%, primarily due to a 26 basis point decrease in net interest margin to 2.63% from 2.89% for the quarter ended December 31, 2022, and a $21.4 million, or 0.4%, decrease in the average balance of interest-earning assets. The decrease in the average balance of interest-earning assets was primarily due to decreases in the average balance of loans outstanding of $2.8 million, the average balance of mortgage-backed securities of $38.9 million, and the average balance of other securities of $16.5 million, partially offset by increases in the average balance of FHLBNY stock of $13.5 million and the average balance of interest-earning deposits in financial institutions of $23.3 million.

The decrease in net interest margin was primarily due to the increase in the cost of interest-bearing liabilities outpacing the increase in yields on interest-earning assets. The cost of interest-bearing liabilities increased by 58 basis point to 1.53% for the quarter ended March 31, 2023, from 0.95% for the quarter ended December 31, 2022, driven by both higher costs of deposits and borrowed funds, reflective of the rising interest rate environment, and was partially offset by higher yields on interest-earning assets, which increased by 18 basis points to 3.76% for the quarter ended March 31, 2023, from 3.58% for the quarter ended December 31, 2022. Net interest income for the quarter ended March 31, 2023, included loan prepayment income of $961,000 as compared to $287,000 for the quarter ended December 31, 2022. The Company accreted interest income related to PCD loans of $341,000 for the quarter ended March 31, 2023, as compared to $355,000 for the quarter ended December 31, 2022.

The provision for credit losses on loans decreased by $363,000 to $864,000 for the quarter ended March 31, 2023, from $1.2 million for the quarter ended December 31, 2022. The decrease in the provision was primarily due to an improvement in the macroeconomic outlook, from the trailing quarter (which had already been qualitatively adjusted by management in the fourth quarter to account for a weakening economic outlook), partially offset by higher net charge-offs. Furthermore, there were not significant changes in loan balances. Net charge-offs were $2.0 million for the quarter ended March 31, 2023, as compared to net charge-offs of $493,000 for the quarter ended December 31, 2022.

Non-interest income increased by $113,000, or 3.5%, to $3.3 million for the quarter ended March 31, 2023, from $3.2 million for the quarter ended December 31, 2022. The increase was primarily due to a $495,000 increase in other income, primarily higher swap fee income, partially offset by a $119,000 decrease in fees and service charges for customer services, a $73,000 decrease in mark to market gains on trading securities, net, and a $180,000 decrease in gains on sales of loans. For the quarter ended March 31, 2023, gains on trading securities, net, were $512,000, compared to gains of $585,000 for the quarter ended December 31, 2022.

Non-interest expense decreased by $528,000, or 2.4%, to $21.1 million for the quarter ended March 31, 2023, from $21.7 million for the quarter ended December 31, 2022. The decrease was primarily due to a $1.2 million decrease in compensation and employee benefits, primarily related to lower incentive compensation expense due to higher bonus accruals in the fourth quarter of 2022, partially offset by increases of $172,000 in occupancy expense, $150,000 in data processing expense, $165,000 in professional fees and $265,000 in FDIC insurance expense.

The Company recorded income tax expense of $4.5 million for the quarter ended March 31, 2023, compared to $5.5 million for the quarter ended December 31, 2022 with the decrease due to lower taxable income. The effective tax rate for the quarter ended March 31, 2023 was 27.9%, compared to 28.1% for the quarter ended and December 31, 2022.

Financial Condition

Total assets increased by $61.9 million, or 1.1%, to $5.66 billion at March 31, 2023, from $5.60 billion at December 31, 2022. The increase was primarily due to increases in cash and cash equivalents of $113.2 million, or 247.1%, and FHLBNY stock of $10.7 million, or 35.3%, partially offset by decreases in available-for-sale debt securities of $55.2 million, or 5.8%, and other assets of $5.5 million, or 10.1%.

As of March 31, 2023, we estimate that our non-owner occupied commercial real estate loans (as defined by regulatory guidance) to total risk-based capital was approximately 447.5%. Management believes that Northfield Bank (the “Bank”) has implemented appropriate risk management practices including risk assessments, board-approved underwriting policies and related procedures, which include monitoring Bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe, adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage its commercial real estate concentration risk, the Bank’s regulators could require it to implement additional policies and procedures or could require it to maintain higher levels of regulatory capital, which might adversely affect its loan originations, ability to pay dividends, and profitability.

Cash and cash equivalents increased by $113.2 million, or 247.1%, to $159.0 million at March 31, 2023, from $45.8 million at December 31, 2022, primarily due to an increase in Federal Reserve Bank (“FRB”) balances. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities. In the current quarter, management believed it was prudent to increase balance sheet liquidity given general market volatility and uncertainty.

Loans held-for-investment, net, remained stable at $4.24 billion at both March 31, 2023 and December 31, 2022, as increases in the commercial real estate, one-to-four family residential, home equity and construction and land loan portfolios were offset by decreases in the multifamily and commercial and industrial portfolios. The Company continues to focus on the credit needs of its customers, and to a lesser extent the development of new business given the uncertain economic environment. Commercial real estate loans increased $20.3 million, or 2.3%, to $919.5 million at March 31, 2023 from $899.2 million at December 31, 2022, one-to-four family residential loans increased $1.7 million, or 1.0%, to $175.6 million at March 31, 2023 from $173.9 million at December 31, 2022, home equity loans increased $3.1 million, or 2.1%, to $155.7 million at March 31, 2023 from $152.6 million at December 31, 2022, and construction and land loans increased $576,000, or 2.3%, to $25.5 million at March 31, 2023 from $24.9 million at December 31, 2022. The increases were offset by decreases in multifamily loans of $24.5 million, or 0.9%, to $2.80 billion at March 31, 2023 from $2.82 billion at December 31, 2022, and commercial and industrial loans of $2.8 million, or 1.9%, to $146.8 million at March 31, 2023 from $149.6 million at December 31, 2022.

At March 31, 2023, office-related loans represented $213.3 million, or approximately 5%, of our total loan portfolio, had an average balance of $1.7 million (although we have originated these type of loans in amounts substantially greater than this average) and a weighted average loan-to-value ratio of 58%. Approximately 46% were owner-occupied. The geographic locations of the properties collateralizing our office-related loans are as follows: 53.1% in New York, 46.6% in New Jersey and 0.3% in Pennsylvania. At March 31, 2023, our largest office-related loan had a principal balance of $82.0 million (with a net active principal balance of $27.3 million as we have a 33.3% participation interest), was secured by an office facility located in Staten Island, New York, and was performing in accordance with its original contractual terms.

PCD loans totaled $11.6 million at March 31, 2023, and $11.5 million at December 31, 2022. The majority of the remaining PCD loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $341,000 attributable to PCD loans for the three months ended March 31, 2023, as compared to $391,000 for the three months ended March 31, 2022. PCD loans had an allowance for credit losses of approximately $3.8 million at March 31, 2023.
Loan balances are summarized as follows (dollars in thousands):

	March 31, 2023	December 31, 2022
Real estate loans:
Multifamily	$2,800,079	$2,824,579
Commercial mortgage	919,503	899,249
One-to-four family residential mortgage	175,640	173,946
Home equity and lines of credit	155,683	152,555
Construction and land	25,508	24,932
Total real estate loans	4,076,413	4,075,261
Commercial and industrial loans	146,751	149,557
PPP loans	5,081	5,143
Other loans	2,095	2,230
Total commercial and industrial, PPP, and other loans	153,927	156,930
Loans held-for-investment, net (excluding PCD)	4,230,340	4,232,191
PCD loans	11,591	11,502
Total loans held-for-investment, net	$4,241,931	$4,243,693

The Company’s available-for-sale debt securities portfolio decreased by $55.2 million, or 5.8%, to $896.9 million at March 31, 2023, from $952.2 million at December 31, 2022. The decrease was primarily attributable to paydowns, maturities and calls. At March 31, 2023, $662.2 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $72.7 million in U.S. Government agency securities and $162.0 million in corporate bonds, all of which were considered investment grade at March 31, 2023. Unrealized losses, net of tax, on available for sale debt securities and held to maturity securities approximated $42.5 million and $246,000, respectively, at March 31, 2023, and $48.6 million and $332,000, respectively, at December 31, 2022.

Equity securities remained level at $10.4 million at March 31, 2023 and December 31, 2022. Equity securities are primarily comprised of an investment in a Small Business Administration Loan Fund. This investment is utilized by the Bank as part of its Community Reinvestment Act program.

Total liabilities increased $65.1 million, or 1.3%, to $4.97 billion at March 31, 2023, from $4.90 billion at December 31, 2022. The increase was primarily attributable to an increase in FHLB advances and other borrowings of $365.1 million, partially offset by a decrease in deposits of $302.7 million, primarily due to a decrease in brokered deposits of $238.0 million. The Company routinely utilizes brokered deposits and borrowed funds to manage interest rate risk, the cost of interest bearing liabilities, and funding needs related to loan originations and deposit activity.
Deposits decreased $302.7 million, or 7.3%, to $3.85 billion at March 31, 2023, as compared to $4.15 billion at December 31, 2022. Deposits, excluding brokered deposits, decreased $64.7 million, or 1.7%. The decrease in deposits, excluding brokered deposits, was attributable to decreases of $70.8 million in transaction accounts and $109.3 million in money market accounts. These decreases were partially offset by increases of $106.1 million in time deposits and $9.4 million in savings accounts.

Deposit account balances are summarized as follows (dollars in thousands):

	March 31, 2023	December 31, 2022
Transaction:
Non-interest bearing checking	$804,784	$852,660
Negotiable orders of withdrawal and interest-bearing checking	1,109,364	1,132,290
Total transaction	1,914,148	1,984,950
Savings and money market:
Savings	926,541	917,180
Money market	398,730	508,067
Total savings	1,325,271	1,425,247
Certificates of deposit:
Brokered deposits	152,049	390,035
$250,000 and under	327,341	293,200
Over $250,000	128,688	56,787
Total certificates of deposit	608,078	740,022
Total deposits	$3,847,497	$4,150,219

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	March 31, 2023	December 31, 2022

Business customers	$1,071,469	$1,146,803
Municipal (governmental) customers	$609,662	$604,717
Borrowed funds increased to $1.01 billion at March 31, 2023, from $644.9 million at December 31, 2022. The increase in borrowings for the period was due to an increase in FHLB and FRB borrowings of $365.1 million, including $134.5 million of borrowings under the Federal Reserve Bank Term Funding Program. which included favorable terms and conditions as compared to FHLB advances. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent from time to time, as part of leverage strategies. During the quarter, the Company increased borrowings to pay off higher-rate brokered certificates of deposit, and, to a lesser extent, fund deposit outflows of non-brokered deposits.

The following table sets forth borrowing maturities (excluding overnight borrowings and subordinated debt) and the weighted average rate by year at March 31, 2023 (dollars in thousands):

Year	Amount (1)	Weighted Average Rate
2023	$90,000	3.62%
2024	194,500	3.98%
2025	182,500	2.59%
2026	148,000	4.36%
2027	173,000	3.19%
Thereafter	154,288	3.96%
	$942,288	3.59%

(1) Borrowings maturing in 2023 and 2024 include $40.0 million and $94.5 million, respectively, of FRB borrowings that can be repaid without any penalty.

Total stockholders’ equity decreased by $3.2 million to $698.2 million at March 31, 2023, from $701.4 million at December 31, 2022. The decrease was attributable to $16.0 million in stock repurchases and $5.9 million in dividend payments, partially offset by net income of $11.7 million for the three months ended March 31, 2023, a $6.0 million increase in accumulated other comprehensive income associated with an increase in the estimated fair value of our debt securities available-for-sale portfolio, and a $1.0 million increase in equity award activity. During the three months ended March 31, 2023, the Company repurchased approximately 1.1 million of its common stock outstanding at an average price of $14.68 for a total of $16.0 million pursuant to approved stock repurchase plans. As of March 31, 2023, the Company had approximately $6.5 million in remaining capacity under its current repurchase program.

On April 18, 2023, the Bank received a non-objection letter from the Federal Reserve Bank of Philadelphia to pay a dividend of up to $40 million to Northfield Bancorp, Inc.

The Company continues to maintain strong liquidity and a strong capital position. The Company's most liquid assets are cash and cash equivalents, corporate bonds, and unpledged mortgage-related securities issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac, that we can either borrow against or sell. We also have the ability to surrender bank-owned life insurance contracts. The surrender of these contracts would subject the Company to income taxes and penalties for increases in the cash surrender values over the original premium payments. We also have the ability to obtain additional funding from the FHLB and Federal Reserve Bank of New York utilizing unencumbered and unpledged securities and multifamily loans. The Company expects to have sufficient funds available to meet current commitments in the normal course of business.

The Company had the following primary sources of liquidity at March 31, 2023 (dollars in thousands):

Cash and cash equivalents(1)	$144,462
Corporate bonds(2)	$144,372
Multifamily loans(2)	$1,142,849
Mortgage-backed securities (issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac)(2)	$128,754

(1) Excludes $14.5 million of cash at Northfield Bank.
(2) Represents estimated remaining borrowing potential.

The Company and the Bank utilize the Community Bank Leverage Ratio (“CBLR”) framework. The CBLR replaces the risk-based and leverage capital requirements in the generally applicable capital rules. At March 31, 2023, the Company and the Bank's estimated CBLR ratios were 12.53% and 12.97%, respectively, which exceeded the minimum requirement to be considered well-capitalized of 9%.

Asset Quality

The following table details total non-accrual loans (excluding PCD), non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at March 31, 2023 and December 31, 2022 (dollars in thousands):

	March 31, 2023	December 31, 2022
Non-accrual loans:
Held-for-investment
Real estate loans:
Multifamily	$3,258	$3,285
Commercial	5,188	5,184
One-to-four family residential	113	118
Home equity and lines of credit	78	262
Commercial and industrial	532	964
Total non-accrual loans	9,169	9,813
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Multifamily	225	233
Commercial	—	8
One-to-four family residential	6	155
PPP loans	—	24
Other	—	5
Total loans held-for-investment delinquent 90 days or more and still accruing	231	425
Total non-performing loans	$9,400	$10,238
Other real estate owned	70	—
Total non-performing assets	$9,470	$10,238
Non-performing loans to total loans	0.22%	0.24%
Non-performing assets to total assets	0.17%	0.18%
Loans subject to restructuring agreements and still accruing	$3,637	$3,751
Accruing loans 30 to 89 days delinquent	$4,073	$3,644

Other Real Estate Owned

At March 31, 2023, other real estate owned was comprised of one property located in New Jersey, which had a carrying value of approximately $70,000. At December 31, 2022, the Company had no assets acquired through foreclosure.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $4.1 million and $3.6 million at March 31, 2023 and December 31, 2022, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at March 31, 2023 and December 31, 2022 (dollars in thousands):

	March 31, 2023	December 31, 2022
Held-for-investment
Real estate loans:
Multifamily	$185	$189
Commercial	804	900
One-to-four family residential	567	672
Home equity and lines of credit	665	830
Commercial and industrial loans	1,842	1,048
Other loans	10	5
Total delinquent accruing loans held-for-investment	$4,073	$3,644

The increase in the commercial and industrial loan delinquencies is primarily due to an increase in delinquencies in unsecured small business loans. Unsecured small business loans totaled $39.6 million and $43.3 million at March 31, 2023 and December 31, 2022, respectively. Management continues to monitor the small business unsecured commercial and industrial loan portfolio.

PCD Loans (Held-for-Investment)

The Company accounts for PCD loans at estimated fair value using discounted expected future cash flows deemed to be collectible on the date acquired. Based on its detailed review of PCD loans and experience in loan workouts, management believes it has a reasonable expectation about the amount and timing of future cash flows and accordingly has classified PCD loans ($11.6 million at March 31, 2023 and $11.5 million at December 31, 2022) as accruing, even though they may be contractually past due. At March 31, 2023, 1.9% of PCD loans were past due 30 to 89 days, and 25.7% were past due 90 days or more, as compared to 6.8% and 23.0%, respectively, at December 31, 2022.

About Northfield Bank

Northfield Bank, founded in 1887, operates 38 full-service banking in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, including any potential recessionary conditions, changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio, the effects of the COVID-19 pandemic, including the effects of the steps taken to address the pandemic and their impact on the Company’s market and employees, competition among depository and other financial institutions, including with respect to overdraft and other fees, changes in laws or government regulations or policies affecting financial institutions, including changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, changes in regulatory fees, assessments and capital requirements, inflation and changes in the interest rate environment that reduce our margins, reduce the fair value of financial instruments or reduce our ability to originate loans, the effects of war, conflict, and acts of terrorism, our ability to successfully integrate acquired entities, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended
	March 31,		December 31,
	2023	2022	2022
Selected Financial Ratios:
Performance Ratios (1)
Return on assets (ratio of net income to average total assets)	0.84%	1.04%	0.99%
Return on equity (ratio of net income to average equity)	6.82	7.83	8.07
Average equity to average total assets	12.39	13.34	12.31
Interest rate spread	2.23	2.77	2.63
Net interest margin	2.63	2.87	2.89
Efficiency ratio (2)	55.27	48.49	50.88
Non-interest expense to average total assets	1.52	1.38	1.52
Non-interest expense to average total interest-earning assets	1.59	1.46	1.59
Average interest-earning assets to average interest-bearing liabilities	135.51	139.03	136.68
Asset Quality Ratios:
Non-performing assets to total assets	0.17	0.15	0.18
Non-performing loans (3) to total loans (4)	0.22	0.21	0.24
Allowance for credit losses to non-performing loans	440.81	481.24	416.26
Allowance for credit losses to total loans held-for-investment, net (5) (6)	0.98	1.01	1.00

(1)Annualized where appropriate.
(2)The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3)Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCD loans), and are included in total loans held-for-investment, net.
(4)Includes originated loans held-for-investment, PCD loans, acquired loans and loans held-for-sale.
(5)Includes originated loans held-for-investment, PCD loans, and acquired loans.
(6)Excluding PPP loans (which are fully government guaranteed and do not carry any provision for losses) of $5.1 million, $24.3 million, and $5.1 million at March 31, 2023, March 31, 2022, and December 31, 2022, respectively, the allowance for credit losses to total loans held for investment, net, totaled 0.98%, 1.01%, and 1.01%, respectively, at March 31, 2023, March 31, 2022, and December 31, 2022.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	March 31, 2023	December 31, 2022
ASSETS:
Cash and due from banks	$14,490	$14,530
Interest-bearing deposits in other financial institutions	144,462	31,269
Total cash and cash equivalents	158,952	45,799
Trading securities	11,129	10,751
Debt securities available-for-sale, at estimated fair value	896,948	952,173
Debt securities held-to-maturity, at amortized cost	10,378	10,760
Equity securities	10,443	10,443
Loans held-for-investment, net	4,241,931	4,243,693
Allowance for credit losses	(41,436)	(42,617)
Net loans held-for-investment	4,200,495	4,201,076
Accrued interest receivable	17,196	17,426
Bank-owned life insurance	168,782	167,912
Federal Home Loan Bank of New York stock, at cost	41,117	30,382
Operating lease right-of-use assets	33,120	34,288
Premises and equipment, net	24,674	24,844
Goodwill	41,012	41,012
Other assets	48,927	54,427
Total assets	$5,663,173	$5,601,293

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$3,847,497	$4,150,219
Securities sold under agreements to repurchase	25,000	25,000
Federal Home Loan Bank advances and other borrowings	923,983	558,859
Subordinated debentures, net of issuance costs	61,052	60,996
Lease liabilities	38,509	39,790
Advance payments by borrowers for taxes and insurance	30,847	25,995
Accrued expenses and other liabilities	38,119	39,044
Total liabilities	4,965,007	4,899,903

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	698,166	701,390
Total liabilities and stockholders’ equity	$5,663,173	$5,601,293

Total shares outstanding	46,530,167	47,442,488
Tangible book value per share (1)	$14.12	$13.91

(1)    Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $247,000 and $266,000 at March 31, 2023 and December 31, 2022, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	For the Three Months Ended
	March 31,		December 31,
	2023	2022	2022
Interest income:
Loans	$43,707	$36,721	$42,881
Mortgage-backed securities	3,792	2,475	3,659
Other securities	1,385	695	1,440
Federal Home Loan Bank of New York dividends	465	245	386
Deposits in other financial institutions	578	58	394
Total interest income	49,927	40,194	48,760
Interest expense:
Deposits	7,821	1,159	5,675
Borrowings	6,391	2,166	2,908
Subordinated debt	819	—	836
Total interest expense	15,031	3,325	9,419
Net interest income	34,896	36,869	39,341
Provision for credit losses	864	403	1,227
Net interest income after provision for credit losses	34,032	36,466	38,114
Non-interest income:
Fees and service charges for customer services	1,380	1,331	1,499
Income on bank-owned life insurance	870	839	866
Gains on available-for-sale debt securities, net	1	264	15
Gains/(losses) on trading securities, net	512	(802)	585
Gain on sale of loans	—	—	180
Other	569	81	74
Total non-interest income	3,332	1,713	3,219
Non-interest expense:
Compensation and employee benefits	11,037	9,507	12,252
Occupancy	3,372	3,408	3,200
Furniture and equipment	454	426	440
Data processing	2,243	1,713	2,093
Professional fees	971	908	806
Advertising	847	433	902
Federal Deposit Insurance Corporation insurance	604	357	339
Credit loss expense for off-balance sheet exposures	111	279	199
Other	1,489	1,678	1,425
Total non-interest expense	21,128	18,709	21,656
Income before income tax expense	16,236	19,470	19,677
Income tax expense	4,529	5,343	5,538
Net income	$11,707	$14,127	$14,139
Net income per common share:
Basic	$0.26	$0.30	$0.31
Diluted	$0.26	$0.30	$0.31
Basic average shares outstanding	44,784,228	46,811,331	45,486,423
Diluted average shares outstanding	44,928,905	47,088,375	45,789,419

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$4,244,772	$43,707	4.18%	$4,247,576	$42,881	4.01%	$3,848,053	$36,721	3.87%
Mortgage-backed securities (3)	746,735	3,792	2.06	785,676	3,659	1.85	938,465	2,475	1.07
Other securities (3)	275,957	1,385	2.04	292,413	1,440	1.95	255,980	695	1.10
Federal Home Loan Bank of New York stock	38,066	465	4.95	24,609	386	6.22	22,198	245	4.48
Interest-earning deposits in financial institutions	77,269	578	3.03	53,920	394	2.90	143,323	58	0.16
Total interest-earning assets	5,382,799	49,927	3.76	5,404,194	48,760	3.58	5,208,019	40,194	3.13
Non-interest-earning assets	239,984			237,074			279,508
Total assets	$5,622,783			$5,641,268			$5,487,527

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,523,620	3,843	0.62%	$2,708,942	$1,739	0.25%	$2,954,133	$571	0.08%
Certificates of deposit	624,762	3,978	2.58	732,006	3,936	2.13	373,113	588	0.64
Total interest-bearing deposits	3,148,382	7,821	1.01	3,440,948	5,675	0.65	3,327,246	1,159	0.14
Borrowed funds	762,928	6,391	3.40	451,049	2,908	2.56	418,736	2,166	2.10
Subordinated debt	61,015	819	5.44	61,947	836	5.35	—	—	—
Total interest-bearing liabilities	3,972,325	15,031	1.53	3,953,944	9,419	0.95	3,745,982	3,325	0.36
Non-interest bearing deposits	848,098			890,633			909,787
Accrued expenses and other liabilities	105,685			102,012			99,802
Total liabilities	4,926,108			4,946,589			4,755,571
Stockholders' equity	696,675			694,679			731,956
Total liabilities and stockholders' equity	$5,622,783			$5,641,268			$5,487,527

Net interest income		$34,896			$39,341			$36,869
Net interest rate spread (4)			2.23%			2.63%			2.77%
Net interest-earning assets (5)	$1,410,474			$1,450,250			$1,462,037
Net interest margin (6)			2.63%			2.89%			2.87%
Average interest-earning assets to interest-bearing liabilities			135.51%			136.68%			139.03%

(1)Average yields and rates are annualized.
(2)Includes non-accruing loans.
(3)Securities available-for-sale and other securities are reported at amortized cost.
(4)Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)Net interest margin represents net interest income divided by average total interest-earning assets.